CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 33-72424 on Form N-1A of our report dated June 29, 2023, relating to the financial statements and financial highlights of The Disciplined Growth Investors Fund, Vulcan Value Partners Fund, Vulcan Value Partners Small Cap Fund, Seafarer Overseas Growth and Income Fund, and Seafarer Overseas Value Fund, each a series of Financial Investors Trust, appearing in the Annual Report on Form N-CSR of Financial Investors Trust for the year ended April 30, 2023, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

Denver, CO

August 28, 2024